Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 19, 2010 and June 22, 2009, with respect to the Enfora, Inc. consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, respectively, and included in Form 8-K/A of Novatel Wireless, Inc. dated February 14, 2011.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Novatel Wireless, Inc. on Form S-3 (File No. 333-162020, effective October 5, 2009) and on Forms S-8 (File No. 333-163032, effective November 10, 2009, File No. 333-163033, effective November 10, 2009, File No. 333-145482, effective August 15, 2007, and File No. 333-53692, effective January 12, 2001).

/s/ GRANT THORNTON LLP

Dallas, TX
February 14, 2011